Exhibit 5.1

[Baker & Hostetler LLP Letterhead]

October 13, 2006

Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876

Gentlemen:

We have acted as counsel to Telkonet, Inc., a Utah corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”) relating to the registration of 1,739,683 shares of common stock, par value $0.001 per share (the “Common Shares”), of the Company, which have been included in the Registration Statement for the account of the person identified in the Registration Statement as the selling stockholder.

In connection with the foregoing, we have examined: (a) the Articles of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

Based on such examination, we are of the opinion that the Common Shares subject to acquisition upon exercise of the Stock Purchase Warrants held by the selling stockholder (the “Warrants”), when paid for and issued in accordance with the Warrants, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement.

                    Very truly yours,

                    /s/ Baker & Hostetler LLP